NEW DRAGON ASIA CORP. REPORTS 2005 FISCAL FIRST QUARTER RESULTS
Monday May 2, 7:30 am ET

-- NET INCOME JUMPS 74 PERCENT --

SHENZHEN, China, May 1, 2005 (PRIMEZONE) -- New Dragon Asia Corp. (AMEX: NWD) today reported results for its fiscal first quarter ended March 25, 2005, with an increase in net sales, gross profit and net income.

Net income for the first fiscal quarter increased 74 percent to $588,000, or $0.01 per diluted share, from $338,000, or $0.01 per diluted share, a year earlier. Net sales for the same period increased 11.9 percent to $8.3 million from $7.4 million a year earlier. Income from operations for the quarter increased more than two and half fold to $798,000 from $283,000 in the same period last year.

"Results of the first fiscal quarter reflect the ongoing benefits of increased flour production capacity and a focus on leveraging the company's brand name and distribution strength, particularly in rural areas with large populations where New Dragon commands a leadership position and attractive product pricing," said Li Xia Wang, newly appointed chief executive officer.

Wang noted that results benefited from the company's successful relationship with PARKnSHOP, a leading chain with an expanding presence in Southern China, which selected New Dragon as the exclusive flour vendor last year.

She highlighted last week's announcement regarding the company's acquisition of a 10-year lease agreement of plant and machinery utilized for the production for soy bean-derived products from a state-owned enterprise in Shandong. "New Dragon's distribution network and vertically integrated production capabilities offer significant growth opportunities for the company. The expansion of soy bean-derived products is very complementary to our strengths in distribution and production and we look forward to other opportunities to accelerate New Dragon's growth in the quarters ahead," Wang added.

Gross profit for the fiscal first quarter increased by 11 percent to $1.5 million from $1.3 million a year ago. Gross profit as a percentage of sales for the same period was 18 percent compared with the equivalent percentage a year ago.

Wang noted that selling and distribution expenses for the quarter decreased primarily due to a change in the advertising mix. General and administrative expense also decreased primarily due to cost controls.

Wang emphasized that the company's balance sheet remains very strong. At March 25, 2005, the company had working capital of $8.2 million compared with $1.8 million at March 25, 2004.

New Dragon Asia will hold its annual meeting of shareholders at 11:00 a.m. tomorrow, Tuesday, May 3, 2005, at the offices of Loeb & Loeb, 345 Park Avenue, New York, New York. The company also said a recently revised corporate information PowerPoint presentation is now available for viewing on its website, http://www.NewDragonAsia.com, as well as a recently published Standard & Poor's stock report.

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About The Company

New Dragon Asia Corp. is engaged in the milling, sale and distribution of flour and related products, including instant noodles, to retail and commercial customers throughout China. The company markets its well-established product line through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 110,000 tons of flour and more than 1.1 billion packages of instant noodles.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

                       DRAGON ASIA CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                       (THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                               FOR THE
                                                          THREE MONTHS ENDED
                                                                MARCH 25,
                                                          --------    --------
                                                            2005        2004
                                                          --------    --------

 Net sales                                               $  8,282    $  7,398

 Cost of goods sold                                        (6,790)     (6,065)
                                                         --------    --------
 Gross profit                                               1,492       1,333


 Selling and distribution expenses                           (121)       (389)

 General and administrative expenses                         (573)       (661)
                                                         --------    --------
 Income from operations                                       798         283

 Other income and expenses:
    Interest expense                                            0         (39)
    Interest income                                             0          12
    Other income                                                2         328
                                                         --------    --------
 Income before taxes                                          800         584

 Provision for income taxes                                  (253)       (246)
                                                         --------    --------
 Income before minority interests                        $    547    $    338

 Minority interests                                            41           0
                                                         --------    --------
 Net income                                              $    588    $    338
                                                         ========    ========
 Basic and diluted earnings
 per common share                                        $   0.01    $   0.01
                                                         ========    ========
 Weighted average common shares outstanding                45,061      45,061
                                                         ========    ========


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

Contact:

Gary S. Maier/Sophie Xu
Maier & Company, Inc.
(310) 442-9852



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